Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 28, 2000 on the consolidated financial statements of Iron Mountain Incoporated, a Delaware corporation, and its subsidiaries, as well as our report dated February 28, 2000 on the supplemental schedule, Valuation and Qualifying Accounts, included in Iron Mountain Incorporated's, a Pennsylvania corporation, Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000 and to all references to our Firm included in this registration statement.



                                                   /s/ ARTHUR ANDERSEN LLP


Boston, Massachusetts
January 17, 2001